EXHIBIT 23




                       CONSENT OF INDEPENDENT ACCOUNTANTS


We consent to the incorporation by reference in the registration statement of ARTRA GROUP Incorporated on Form S-8 (File No. 2-61375) of our report, which includes an explanatory paragraph referring to an uncertainty concerning the Company's ability to continue as a going concern, dated March 26, 1998 on our audits of the consolidated financial statements and financial statement schedules of ARTRA GROUP Incorporated as of December 31, 1997 and December 26, 1996, and for each of the three fiscal years in the period ended December 31, 1997, which report is included in this Annual Report on Form 10-K.






COOPERS & LYBRAND L.L.P.


Chicago, Illinois
March 26, 1998